Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

January 16, 2020

Board of Directors

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

Issuance of 10,062,500 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to STAG Industrial, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale to the underwriters of 10,062,500 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (including 1,312,500 shares issued pursuant to the option to purchase additional shares of Common Stock) pursuant to the terms of (i) an Underwriting Agreement, dated January 13, 2020, by and among the Company, STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives for the several underwriters named therein (the “Underwriters”), BofA Securities, Inc. as forward seller, and Bank of America, N.A., as forward purchaser (the “Forward Purchaser”) (the “Underwriting Agreement”) and (ii) the letter agreement (the “Initial Forward Sale Agreement”), dated January 13, 2020, by and among the Company, the Operating Partnership and the Forward Purchaser, and (iii) the letter agreement, dated January 14, 2020, by and among the Company, the Operating Partnership and the Forward Purchaser (the “Additional Forward Sale Agreement,” together with the Initial Forward Sale Agreement, the “Forward Sale Agreements”), subject to the Company’s right to elect Cash Settlement or Net Share Settlement (as such terms are defined in the Forward Sale Agreements). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-229661), which became effective upon filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 13, 2019 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Articles of Amendment and Restatement of the Company, together with all amendments and articles supplementary filed to date with respect thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as of June 11, 2019 and by the Secretary of the Company as of the date hereof (collectively, the “Charter”);

(b)	the Company’s Third Amended and Restated Bylaws, as certified by the Secretary of the Company on the date hereof;

(c)	copies of the resolutions adopted by the board of directors (the “Board”) of the Company on February 13, 2019 and January 8, 2020, and resolutions adopted pursuant to an action by unanimous written consent of the Pricing Committee of the Board dated January 13, 2020 relating to, among other things, the registration, issuance and sale of the Shares and the price per share to be paid to the Company by the Underwriters (collectively, the “Resolutions”), as certified by the Secretary of the Company on the date hereof;

Board of Directors

STAG Industrial, Inc.

January 16, 2020

(d)	the Registration Statement;

(e)	the preliminary prospectus supplement, dated January 13, 2020, as filed with the Commission on January 13, 2020 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 13, 2019 (the “Base Prospectus”);

(f)	the final prospectus supplement, dated January 13, 2020, as filed with the Commission on January 15, 2020 pursuant to Rule 424(b) under the Securities Act, together with the Base Prospectus (collectively, the “Final Prospectus”)

(g)	an executed copy of the Underwriting Agreement;

(h)	executed copies of the Forward Sale Agreements;

(i)	an executed copy of the certificate of the Secretary of the Company, dated as of the date hereof, as to certain factual matters;

(j)	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated January 6, 2020 (the “Good Standing Certificate”); and

(k)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

(1)	the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares; and

(2)	the issuance of the Shares has been duly authorized and, when issued and delivered in accordance with the terms of the Underwriting Agreement and the Forward Sale Agreements, as applicable, against payment therefor (or, in the case of the Forward Sale Agreements, in net share settlement thereof), in accordance with the terms of the Final Prospectus, the Resolutions, the Underwriting Agreement and the Forward Sale Agreements, as applicable,, the Shares will be validly issued and fully paid and non-assessable.

Board of Directors

STAG Industrial, Inc.

January 16, 2020

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed (i) that the Shares will not be issued in violation of Article VI of the Charter, as amended or supplemented as of the date hereof, and (ii) that, upon issuance of the Shares and the Confirmation Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter. The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ DLA Piper LLP (US)